EXHIBIT NO. 99.(g)11

SPECIAL CUSTODY SERVICES AGREEMENT

(FICC Repurchase Transactions – Registered Funds)

This Special Custody Services Agreement (this “Agreement”) is made as of June 20, 2023, between State Street Bank and Trust Company, a trust company organized under the laws of The Commonwealth of Massachusetts, United States of America, with its principal place of business at One Lincoln Street, Boston, Massachusetts 02111 (the “Custodian”), and each of the management investment companies listed on Schedule A and each management investment company which becomes a party to this Agreement in accordance with the terms hereof (in each case, a “Fund”), including, if applicable, each portfolio of the Fund identified on Schedule A and each portfolio which becomes a party to this Agreement by entering into a joinder agreement in substantially the form of Annex I attached hereto (each Fund or portfolio thereof, as applicable, a “Customer”).

WHEREAS, the Customer is a Sponsored Member of the Fixed Income Clearing Corporation (“FICC”) and from time to time wishes to enter into certain repurchase transactions (the “Repurchase Transactions”) cleared through FICC and by which the Customer purchases certain qualifying U.S. government securities (the “Purchased Securities”) and agrees to resell the Purchased Securities at a later time;

WHEREAS, the Customer and the Custodian have also entered into a Reimbursement and Security Agreement (the “RSA”) pursuant to which, in consideration for, among other things, the Custodian guarantying to FICC the Customer’s obligations under the Repurchase Transactions, the Customer has granted to the Custodian a security interest in certain collateral, including the Purchased Securities, to secure the Customer’s reimbursement and other obligations to the Custodian as described in the RSA; and

WHEREAS, the Customer wishes to retain the Custodian as the custodian of the Purchased Securities, and any other collateral and cash of the Customer received by the Custodian in connection with the Repurchase Transactions, subject to the terms of the RSA;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

1.            Employment of the Custodian. The Customer hereby employs the Custodian as the custodian of the Purchased Securities, and any other collateral and cash of the Customer received by the Custodian in connection with the Repurchase Transactions (the “Customer Assets”). The Customer has opened and will maintain a securities account at the Custodian for non-cash Customer Assets and, may, upon the terms set forth herein, open and maintain a deposit account at the Custodian for Customer Assets consisting of cash.

2.            Duties of the Custodian.

(a)            The Custodian will, with respect to non-cash Customer Assets, have the duties of a securities intermediary under Article 8 of the Uniform Commercial Code of the Commonwealth of Massachusetts (the “UCC”) as those duties are modified by this Agreement and the RSA. The Custodian will treat the Customer Assets, other than cash, as financial assets credited to the Customer’s securities account at the Custodian. Any Customer Assets consisting of cash that is not delivered to the Customer’s primary custodian (the “Primary Custodian”), pursuant to Section 2(e) hereof, will be credited to a deposit account of the Customer at the Custodian.

(b)            The Custodian may deposit and maintain securities or other financial assets of a Customer in a securities depository or book-entry system authorized by the U.S. Department of the Treasury or a “clearing corporation” as defined in Section 8-102 of the UCC (a “U.S. Securities System”) in compliance with the conditions of Rule 17f-4 under the Investment Company Act of 1940, as amended (“1940 Act”). Upon receipt of Proper Instructions (defined in Section 3 below) on behalf of a Customer, the Custodian shall establish and maintain a segregated account or accounts for and on behalf of the Customer and into which account or accounts may be transferred securities and other financial assets, including securities and financial assets maintained in a U.S. Securities System. The Custodian shall hold and physically segregate for the account of each Customer all securities and other financial assets held by the Custodian in the United States, including all domestic securities of the Customer, other than securities or other financial assets maintained in a U.S. Securities System. The Custodian may at any time or times in its discretion appoint any other bank or trust company, qualified under the 1940 Act to act as a custodian, as the Custodian’s agent to carry out such of the provisions of this Section as the Custodian may from time to time direct. The appointment of any agent shall not relieve the Custodian of any of its duties hereunder. The Custodian may at any time or times in its discretion remove the bank or trust company as the Custodian’s agent.

(c)            If necessary to hold cash on behalf of a Customer, as determined in the Custodian’s sole discretion, the Custodian may open and maintain upon the terms of the Deposit Account Agreement a separate deposit account or accounts in the United States in the name of such Customer, subject only to draft or order by the Custodian acting pursuant to the terms of this Agreement. Funds held by the Custodian for a Customer may be deposited by the Custodian to its credit as Custodian in the banking department of the Custodian.

(d)            The Custodian shall release and deliver out Customer Assets only upon receipt of Proper Instructions on behalf of the Customer, specifying the Customer Assets to be delivered out and the person or persons to whom delivery is to be made. The Custodian shall pay out cash of a Customer upon receipt of Proper Instructions on behalf of the Customer, specifying the amount of the payment and the person or persons to whom the payment is to be made. Notwithstanding this paragraph 2(d) the Custodian shall not be required to comply with any

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direction to deliver out Customer Assets if such delivery or payment is subject to restrictions under the RSA.

(e)            The Custodian shall deliver to the Customer’s Primary Custodian, for credit to the bank account set forth on Schedule A, all cash received by the Custodian for account of the Customer in connection with Repurchase Transactions, except to the extent (1) the withdrawal of any cash is restricted pursuant to the terms of the RSA, or (2) the income or other payment is required to be delivered by Customer to a counterparty in a Repurchase Transaction pursuant to the terms thereof. The Custodian will credit all income and other payments from the Customer Assets, other than cash, to the securities account or, in the case of cash income or other cash payments not delivered to the Primary Custodian or a counterparty in a Repurchase Transaction, a deposit account in the name of the Customer. To the extent that Custodian, in its sole discretion, credits amounts to the Customer in advance of receipt, such credit may be reversed when the Custodian determines that payment will not occur in due course, and the Customer may be reasonably charged at the Custodian’s applicable rate for time credited.

(f)             The Custodian shall with respect to each Customer create and maintain all records relating to its activities and obligations under this Agreement in such manner as will meet the obligations of each Customer under the 1940 Act, with particular attention to Section 31. The Custodian shall, at the Customer’s request, supply the Customer with a tabulation of securities owned by the Customer and held by the Custodian and shall, when requested to do so by the Customer and for such compensation as shall be agreed upon between the Customer and the Custodian, include certificate numbers in such tabulations. In the event that the Custodian is requested or authorized by a Customer, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Customer by state or federal regulatory agencies, to produce the records of the Customer or the Custodian’s personnel as witnesses, the Customer agrees to pay the Custodian for the Custodian’s reasonable time and expenses, as well as the reasonable fees and expenses of the Custodian’s counsel, incurred in responding to such request, order or requirement.

3.            Proper Instructions.

(a)            Proper Instructions may be in writing signed by the authorized individual or individuals or may be in a tested communication or in a communication utilizing access codes effected between electro-mechanical or electronic devices or may be by such other means and utilizing such intermediary systems and utilities as may be agreed to from time to time by the Custodian and the individual or organization giving the instruction, provided that the Customer has followed any security procedures agreed to from time to time by the Customer and the Custodian. The Custodian may agree to accept oral instructions, and in such case oral instructions will be considered Proper Instructions. The Customer shall cause all oral

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instructions to be confirmed in writing, but the Customer’s failure to do so shall not affect the Custodian’s authority to reasonably rely on the oral instructions. The term “Proper Instructions” means instructions in accordance with this Section 3 received by the Custodian from an Authorized Person. The term includes standing instructions.

(b)            Concurrently with the execution of this Agreement, and from time to time thereafter, as appropriate, each Customer shall deliver to the Custodian an officer’s certificate setting forth the names, titles, signatures and scope of authority of all individuals authorized to give Proper Instructions or any other notice, request, direction, instruction, certificate or instrument on behalf of the Customer (“Authorized Persons”). The certificate may be accepted and conclusively relied upon by the Custodian and shall be considered to be in full force and effect until receipt by the Custodian of a similar certificate to the contrary and the Custodian has had a reasonable time to act thereon.

4.            Remote Access; Security Codes.

(a)            The Customer will be entitled to remote access to the data and information concerning the Customer Assets upon the terms of Remote Access Services Addendum attached hereto as Exhibit A.

(b)            The Custodian may from time to time issue to an Authorized Person security codes, passwords, or test keys (“Security Codes”) in order for the Custodian to verify that certain transmissions of information, including Proper Instructions, have been originated by the Authorized Person. The Customer will, and will procure that each Authorized Person will, safeguard any and all Security Codes.

5.            Exculpation of the Custodian.

(a)            In carrying out the provisions of this Agreement, the Custodian shall act in good faith and without negligence and shall be held to the exercise of reasonable care. The Custodian will be responsible for the performance of only such duties that are expressly set forth in this Agreement, as those duties are carried out in accordance with what the Custodian reasonably believes to be local market practice or otherwise in accordance with its operating policies and procedures. Except as explicitly set forth in this Agreement, the Custodian will have no responsibility for the acts or omissions or any other person, including, without limitation, third-parties. The Custodian will not engage any domestic or foreign subcustodians in connection with the performance of its services or duties under this Agreement. In carrying out its duties hereunder, the Custodian will be entitled to rely on, and may act upon, advice of counsel (who may be counsel for the Customer) on all matters, and will be without liability for any action reasonably taken or reasonably omitted in good faith pursuant to the advice.

(b)            The Custodian shall exercise diligence, prudence and reasonable care in carrying out all of its duties and obligations under this Agreement. The Custodian shall be liable to the

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Customer for all direct losses, damages, claims, costs, expenses resulting from the failure of the Custodian or any of its agents or any of its or their employees to exercise such diligence, prudence and reasonable care. In no event shall any party hereto be liable for indirect, special or consequential losses, damages or expenses.

(c)            The Custodian will not be responsible for the title, validity or genuineness, including good deliverable form, of any property or evidence of title thereto received or delivered by it in connection with this Agreement.

(d)            The Custodian shall be entitled conclusively to rely and act upon Proper Instructions until the Custodian has received notice of any change from the Customer and has had a reasonable time to act thereon. The Custodian may act on a Proper Instruction if it reasonably believes that it contains sufficient information and may refrain from acting on any Proper Instructions until such time that it has determined, in its sole discretion, that is has received any required clarification or authentication of Proper Instructions. The Custodian may rely upon and shall be protected in acting upon any Proper Instruction or any other instruction, notice, request, consent, certificate or other instrument or paper believed by it in good faith to be genuine and to have been properly executed by or on behalf of the applicable Customer.

(e)            The Custodian will have no obligation to review, monitor or otherwise ensure compliance by the Customer with (i) any law, regulation, policy, restriction or guideline applicable to the Customer, the Customer Assets or any Investment Manager, or (ii) any term or condition of any agreement between the Customer and any third party, including the Investment Manager. The Custodian will have no responsibility or liability for any obligations now or hereafter imposed on the Customer, the Customer Assets or the Custodian as custodian of the Customer Assets by the tax laws of any country or of any state or political subdivision thereof. It shall be the responsibility of the Customer to notify the Custodian of the obligations imposed on the Customer or the Custodian, as custodian of the Customer or of the Customer Assets, by the tax law of countries, states and political subdivisions thereof, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting. The sole responsibility of the Custodian with regard to such tax law shall be to use commercially reasonable efforts to assist the Customer with respect to any claim for exemption or refund under the tax law of a jurisdiction for which the Customer has provided appropriate tax information. The term “Investment Manager” means, in relation to a Customer, the investment manager or investment advisor of the Customer.

(f)             The Custodian will have no obligation to act in accordance with any purported entitlement order or instruction if it conflicts with the RSA, applicable law or regulations, local market practice or the Custodian’s operating policies and practices. The Custodian will not be liable for any loss resulting from a delay while it obtains clarification of any entitlement order or instruction.

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(g)            The Custodian will be without liability to the Customer or the Customer Assets for any loss, damage, claim, cost, expense or other liability resulting from or caused by: (i) delays in updating any account data or information subject to remote access; (ii) events or circumstances beyond the Custodian’s reasonable control, including acts of war or terrorism, governmental or quasi-governmental actions, such as the suspension of trading or the suspension of foreign exchange, interruptions of telecommunications or other utilities and other force majeure events; (iii) errors by the Customer or any Authorized Person in any entitlement order or instruction to the Custodian; (iv) the failure of the Customer or any Authorized Person to adhere to the Custodian’s operational policies and procedures; (v) any acts, omissions or insolvency of a clearing corporation or transfer agent; (vi) any delay or failure of any broker, agent, intermediary, central bank or other commercially prevalent payment or clearing system to deliver to the Custodian or the Custodian’s subcustodian or agent securities purchased or in the remittance of payment made in connection with the securities sold; (vii) any delay or failure of any company or other person in charge of registering or transferring securities in the name of the Custodian, the Customer, or the Custodian’s subcustodians, nominees or agents, or any damages or losses arising out of such delay or failure to transfer such securities including, without limitation, non-receipt of any bonus, dividends and rights and other accretions of benefits; or (viii) any delays or inability to perform its duties resulting from disorder in market infrastructure with respect to any U.S. Securities System, unless such delay or nonperformance is caused by the negligence, misfeasance or misconduct of the Custodian.

(h)            Upon the occurrence of any event, which causes any loss, damage, or expense to the Customer, the Custodian shall (i) promptly notify the Customer of the occurrence of such event, (ii) use all commercially reasonable efforts and take all reasonable steps under the circumstances to mitigate the effects of such event and to avoid continuing harm to the Customer, and (iii) shall use its best efforts to cause any applicable person to use all reasonable steps under the circumstances to mitigate the effects of such event and to avoid continuing harm to the Customer.

(i)             In no event shall any party be liable for any consequential, special exemplary or similar damages other than actual damages.

6.            Indemnification of Custodian.

(a)            The Customer will indemnify and hold harmless the Custodian and its nominees from all direct losses, damages, claims, costs, actions, liabilities, suits, proceedings or expenses (including reasonable attorneys’ fees and disbursements) (each a “Loss”) which may arise in connection with the Customer Assets or otherwise in connection with this Agreement, including, without limitation, any Loss suffered or incurred as a result of (i) the acts or omissions of the Customer or any third party, whose data or services, including records, reports and other information, the Custodian must rely upon in performing its duties hereunder, (ii) acting upon any Proper Instruction or any other notice, request, consent, certificate or instrument reasonably believed by it to be genuine and to be signed or otherwise given by the proper party or parties,

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(iii) any action taken or omitted by the Custodian in reliance upon receipt by the Custodian of transmissions of information in compliance with the proper Security Code, including instructions purporting to be Proper Instructions, which the Custodian reasonably believes to be from an Authorized Person, and (iv) any taxes, withholding and reporting requirements, claims for exemption and refund, additions for late payment, interest, penalties and other expense (including legal expenses) that may be assessed against the Customer, the Customer Assets or the Custodian as custodian of the Customer or the Customer Assets or against any subcustodian or agent of the Custodian for which the Custodian is responsible. Such indemnity shall not apply to Loss occasioned by or resulting from the negligence, misfeasance or misconduct of the Custodian or its nominee and the Custodian shall not be entited to indemnification as to any matter to the extent that the Loss is the result of the Custodian’s breach of the applicable standard of care under this Agreement.

7.            Confidentiality.

(a)            All confidential information provided under this Agreement by the parties regarding its business and operations will be treated as confidential. All confidential information provided under this Agreement by a party shall be used, including disclosure to third parties, by any other party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the receiving party’s other obligations under this Agreement or the RSA or managing the business of the receiving party and its affiliates, including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. All confidential information shall not be disclosed to any third party, except FICC, when applicable, without the prior consent of such providing party.

(b)            Section 7(a) does not apply to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (ii) that is independently derived by a party without the use of any information provided by the other party in connection with this Agreement, (iii) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (iv) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Customer or its agent directs the Custodian or any of its affiliates to employ or which is required in connection with the holding or settlement of Customer Assets, (v) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld, or (vi) that is disclosed in order to enforce the enforcing party’s rights under this Agreement or the RSA.

8.            ERISA Matters.  Customer represents and warrants to Custodian (which representation and warranty will be deemed to be repeated by the Customer at all times until the termination of

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this Agreement) that the Customer is an open-end investment company registered under the Investment Company Act of 1940, as amended, the assets of which are not subject to regulation under the Employee Retirement Income Security Act of 1974, as amended.

9.            ADDITIONAL FUNDS AND PORTFOLIOS.

(a)            If any management investment company in addition to those listed on Schedule A desires the Custodian to render services as custodian under the terms of this Agreement, the management investment company shall so notify the Custodian in writing. If the Custodian agrees in writing to provide the services, the management investment company shall become a Fund hereunder and be bound by all terms and conditions and provisions hereof.

(b)            If any Fund establishes a portfolio in addition to the Customers set forth on Schedule A with respect to which the Fund desires the Custodian to render services as custodian under the terms of this Agreement, the Fund shall so notify the Custodian in writing. If the Custodian agrees in writing to provide the services, the portfolio shall become a Customer hereunder.

10.          Regulation GG. The Customer represents and warrants that it does not engage in an “Internet gambling business,” as such term is defined in Section 233.2(r) of Federal Reserve Regulation GG (12 CFR 233) (“Regulation GG”). The Customer covenants that it shall not engage in an Internet gambling business. In accordance with Regulation GG, the Customer is hereby notified that “restricted transactions,” as such term is defined in Section 233.2(y) of Regulation GG, are prohibited in any dealings with the Custodian pursuant to this Agreement or otherwise.

11.          Notices. Except as otherwise provided in Section 3(d) for a Proper Instruction, any notice or other communication required to be given hereunder may be delivered in person to the offices of the parties as set forth herein during normal business hours or delivered prepaid registered mail or by telecopy to the parties at the following addresses or such other addresses as may be notified by any party from time to time.

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To the Customer:	MASSACHUSETTS FINANCIAL SERVICES COMPANY [Name of Applicable Customer]

111 Huntington Avenue

Boston, MA 02199

Attention: MFS-Trade Processing & Matt Parker

Facsimile Number: (617) 350-2299 & (617) 954-5313

Email: DLTradeProcessing@MFS.com and Matt Parker (Email: mparker@mfs.com)

To the Custodian:	STATE STREET BANK AND TRUST COMPANY

Global Markets Division

One Congress Street..

Boston, MA 02114

Attention: Funding and Collateral Transformation

Tel: 617-664-4195

The notice or other communication will be deemed to have been served in the case of a registered letter at the expiration of five business days after posting, in the case of telecopy on the business day of receipt thereof (as confirmed by the sender thereof by receipt of an ‘error-free’ transmission report at the completion of the relevant transmission), and if delivered outside normal business hours it will be deemed to have been received at the next time after delivery when normal business hours commence. Evidence that the notice or other communication was properly addressed, stamped and put into the post will be conclusive evidence of posting.

12.          Term and Termination.

(a)            This Agreement will become effective as of the date set forth herein, will continue in full force and effect until terminated as hereinafter provided and may be terminated by either the Customer or the Custodian by an instrument in writing delivered or mailed, postage prepaid to the other party, such termination to take effect not sooner than thirty (30) days after the date of such delivery or mailing unless a different period is agreed to in writing by the parties, provided, however, that this Agreement may not otherwise terminate if there are any obligations outstanding under any Repurchase Transaction or the RSA.

(b)            Upon termination of this Agreement, unless otherwise directed pursuant to Proper Instructions, the Custodian shall promptly deliver to the Primary Custodian (as set forth on Schedule A), duly endorsed and in the form for transfer, all cash and all securities and other financial assets of the Customer then held by the Custodian hereunder and shall prompty transfer

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to an account of the Primary Custodian all of the securities and other financial assets of the Customer held in a U.S. Securities System.

(c)            If any cash or any securities or other financial assets of the Customer held by the Custodian hereunder remain held by the Custodian after the termination of this Agreement owing to the failure of the Customer to provide Proper Instructions, the Custodian shall be entitled to fair compensation for its services during such period as the Custodian holds the cash or the securities or other financial assets. The provisions of this Agreement relating to the duties, exculpation and indemnification of the Custodian shall apply in favor of the Custodian during such period.

(d)            Notwithstanding the foregoing provisions of this Section 12, the Custodian may retain cash or securities or other financial assets of the Customer as a reserve reasonably established by the Custodian to secure the payment or performance of any obligations of the Customer secured by a security interest or right of recoupment or setoff in favor of the Custodian, including, without limitation, any obligations pursuant to the RSA.

(e)            Termination of this Agreement with respect to any one particular Fund or Customer shall in no way affect the rights and duties under this Agreement with respect to any other Fund or Customer. Following termination with respect to a Fund or Customer, the Custodian shall have no further responsibility to forward information under Section 2(f). The provisions of Sections 5, 6, 7 and this Section 12 will survive termination of this Agreement.

13.          Non-Recourse to Trustees, etc. of a Massachusetts Business Trust. Any other provision of this Agreement to the contrary notwithstanding, any liability of a Customer that is organized as a Massachusetts business trust under this Agreement shall be discharged only out of the assets of such Customer, and no shareholder, officer, director or trustee of such Customer shall be liable with respect thereto.

14.          Agreement with each Customer. This Agreement is an agreement entered into by and between Custodian and each Customer that is a party hereto and is expressly not an agreement among all such Customers that have entered into this Agreement. The rights and obligations set forth in this Agreement shall accrue to, and burden, each Customer severally and not jointly to all Customers.

15.          Custodian’s Representations. Custodian represents and warrants that it is qualified pursuant to the provisions of Section 17(f) of the 1940 Act to serve as a custodian to an investment company registered under the 1940 Act.

16.          Governing Law; Choice of Forum. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, excluding its conflict of laws rules. The Customer submits to the nonexclusive jurisdiction of any federal or state court in the Commonwealth of Massachusetts.

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17.          Supplemental Agreement. The Agreement is subject to the Supplemental Agreement entered into by the parties on October 1, 2019, a copy of which can be found Exhibit B herein. In the event of any conflict between this Agreement and the Supplemental Agreement, the Supplemental Agreement shall prevail.

18.          Miscellaneous. If a term of this Agreement conflicts with a term of the RSA, the term of the RSA controls. This Agreement may be amended at any time by mutual written agreement of the parties hereto. Neither this Agreement nor any rights hereunder shall be assigned by any party hereto without the prior written consent of the other party. If any provision of this Agreement is determined finally to be unlawful, invalid or unenforceable, the provision shall be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative(s) as of the date set forth above.

Each Customer SET FORTH ON Schedule A attached HERETO, SEPARATELY AND NOT JOINTLY

By:	DAVID DILORENZO

Name: David DiLorenzo

Title: President

State Street Bank and Trust Company

By:	MORGAN MCDONALD

Name: Morgan McDonald

Title: Vice President

SCHEDULE A
to the
Special Custody Services Agreement
between
State Street Bank and Trust Company and
Certain MFS Entities dated June 20, 2023

Name of Fund	Type of Organization	State of Organization	Primary Custodian	Account Number at Primary Custodian
MFS Institutional Money Market Portfolio (IMM), a series of the MFS Series Trust XIV	Business Trust	Massachusetts	JP Morgan Chase	P 64005

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ANNEX I

INVESTMENT COMPANY PORTFOLIO JOINDER AGREEMENT

The undersigned hereby agrees to become a party to, and to be bound by all of the provisions of, the Special Custody Services Agreement, dated June __, 2023, by and between State Street Bank and Trust Company, a Massachusetts trust company with a place of business at State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111, and the registered investment company of which the undersigned is a portfolio.

[__________________________________]

By:
Name:
Title:

Accepted as of ______________, 2023:

STATE STREET BANK AND TRUST COMPANY

By:
Name:
Title:

EXHIBIT A

Remote Access Services Addendum to Special Custody Services Agreement

ADDENDUM to that certain Special Custody Services Agreement, between each Customer listed on Schedule A thereto (“you” or the “Customer”) and State Street Bank and Trust Company, including its subsidiaries and affiliates (“State Street”).

State Street has developed and/or utilizes proprietary accounting and other systems in conjunction with the custodian services which State Street provides to the Customer. In this regard, State Street maintains certain information in databases under its control and ownership which it makes available to customers (the “Remote Access Services”).

The Services

State Street agrees to provide the Customer, and its designated investment advisors, consultants or other third parties authorized by State Street (“Authorized Designees”) with access to State Street proprietary and third party systems as may be offered by State Street from time to time (each, a “System”) on a remote basis.

Security Procedures

The Customer agrees to comply, and to cause its Authorized Designees to comply, with remote access operating standards and procedures and with user identification or other password control requirements and other security procedures as may be issued from time to time by State Street for use of the System and access to the Remote Access Services. The Customer agrees to advise State Street immediately in the event that it learns or has reason to believe that any person to whom it has given access to the System or the Remote Access Services has violated or intends to violate the terms of this Addendum and the Customer will cooperate with State Street in seeking injunctive or other equitable relief. The Customer agrees to discontinue use of the System and Remote Access Services, if requested, for any security reasons cited by State Street.

Fees

Fees and charges for the use of the System and the Remote Access Services and related payment terms shall be as set forth in the Custody Fee Schedule in effect from time to time between the parties (the “Fee Schedule”). The Customer shall be responsible for any tariffs, duties or taxes imposed or levied by any government or governmental agency by reason of the transactions contemplated by this Addendum, including, without limitation, federal, state and local taxes, use, value added and personal property taxes (other than income, franchise or similar taxes which may be imposed or assessed against State Street). Any claimed exemption from such tariffs, duties or taxes shall be supported by proper documentary evidence delivered to State Street.

Proprietary Information/Injunctive Relief

The System and Remote Access Services described herein and the databases, computer programs, screen formats, report formats, interactive design techniques, formulae, processes, systems, software, knowhow, algorithms, programs, training aids, printed materials, methods, books, records, files, documentation and other information made available to the Customer by State Street as part of the Remote Access Services and through the use of the System and all copyrights, patents, trade secrets and other proprietary rights of State Street related thereto are the exclusive, valuable and confidential property of State Street and its relevant licensors (the “Proprietary Information”). The Customer agrees on behalf of itself and its Authorized Designees to keep the Proprietary Information confidential and to limit access to its employees and Authorized Designees (under a similar duty of confidentiality) who require access to the System for the purposes intended. The foregoing shall not apply to Proprietary Information in the public domain or required by law to be made public.

The Customer agrees to use the Remote Access Services only in connection with the proper purposes of this Addendum. The Customer will not, and will cause its employees and Authorized Designees not to, (i) permit any third party to use the System or the Remote Access Services, (ii) sell, rent, license or otherwise use the System or the Remote Access Services in the operation of a service bureau or for any purpose other than as expressly authorized under this Addendum, (iii) use the System or the Remote Access Services for any fund, trust or other investment vehicle without the prior written consent of State Street, or (iv) allow or cause any information transmitted from State Street’s databases, including data from third party sources, available through use of the System or the Remote Access Services, to be published, redistributed or retransmitted for other than use for or on behalf of the Customer, as State Street’s customer.

The Customer agrees that neither it nor its Authorized Designees will modify the System in any way; enhance or otherwise create derivative works based upon the System; nor will the Customer or Customer’s Authorized Designees reverse engineer, decompile or otherwise attempt to secure the source code for all or any part of the System.

The Customer acknowledges that the disclosure of any Proprietary Information, or of any information which at law or equity ought to remain confidential, will immediately give rise to continuing irreparable injury to State Street inadequately compensable in damages at law and that State Street shall be entitled to obtain immediate injunctive relief against the breach or threatened breach of any of the foregoing undertakings, in addition to any other legal remedies which may be available.

Limited Warranties

State Street represents and warrants that it is the owner of and has the right to grant access to the System and to provide the Remote Access Services contemplated herein. Because of the nature of computer information technology, including but not limited to the use of the Internet, and the necessity of relying upon third party sources, and data and pricing information obtained from third parties, the System and Remote Access Services are provided “AS IS,” and the Customer and its Authorized Designees shall be solely responsible for investment decisions, results obtained, regulatory reports and statements produced using the Remote Access Services. State Street and its relevant licensors will not be liable to the Customer or its Authorized Designees for any direct or indirect, special, incidental, punitive or consequential damages arising out of or in any way connected with the System or the Remote Access Services, nor shall either party be responsible for delays or nonperformance under this Addendum arising out of any cause or event beyond such party’s control.

EXCEPT AS EXPRESSLY SET FORTH IN THIS ADDENDUM, STATE STREET FOR ITSELF AND ITS RELEVANT LICENSORS, EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES CONCERNING THE SYSTEM AND THE SERVICES TO BE RENDERED HEREUNDER, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Infringement

State Street will defend or, at our option, settle any claim or action brought against the Customer to the extent that it is based upon an assertion that access to the System or use of the Remote Access Services by the Customer under this Addendum constitutes direct infringement of any patent or copyright or misappropriation of a trade secret, provided that the Customer notifies State Street promptly in writing of any such claim or proceeding and cooperates with State Street in the defense of such claim or

Information Classification: Limited Access

proceeding. Should the System or the Remote Access Services or any part thereof become, or in State Street’s opinion be likely to become, the subject of a claim of infringement or the like under any applicable patent or copyright or trade secret laws, State Street shall have the right, at State Street’s sole option, to (i) procure for the Customer the right to continue using the System or the Remote Access Services, (ii) replace or modify the System or the Remote Access Services so that the System or the Remote Access Services becomes noninfringing, or (iii) terminate this Addendum without further obligation.

Termination

Either party may terminate this Addendum (i) for any reason by giving the other party at least one-hundred and eighty (180) days’ prior written notice in the case of notice of termination by State Street to the Customer or thirty (30) days’ notice in the case of notice from the Customer to State Street of termination, or (ii) immediately for failure of the other party to comply with any material term and condition of the Addendum by giving the other party written notice of termination. This Addendum shall in any event terminate within ninety (90) days after the termination of the Special Custody Services Agreement. In the event of termination, the Customer will return to State Street all copies of documentation and other confidential information in its possession or in the possession of its Authorized Designees. The foregoing provisions with respect to confidentiality and infringement will survive termination for a period of three (3) years.

Miscellaneous

This Addendum constitutes the entire understanding of the parties to the Special Custody Services Agreement with respect to access to the System and the Remote Access Services. This Addendum cannot be modified or altered except in a writing duly executed by each of State Street an the Customer and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

Information Classification: Limited Access

EXHIBIT B

Supplemental Agreement

Information Classification: Limited Access